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                                                                   EXHIBIT 10.22

August 13, 1996


Gary A. Andersen
2404 Winding Hollow
Plano, TX  75093

Dear Gary:

  This letter sets forth the substance of the separation and consulting agreement (the "Agreement") which RF Monolithics, Inc. (the "Company") is offering to you to aid in your employment transition.

     1. SEPARATION. Your last day of employment with the Company was July 15, 1996 (the "Separation Date"). The Company has accepted your resignations from the positions of President, Chief Executive Officer, and Director of the Company.

     2. ACCRUED SALARY AND PAID TIME OFF. You acknowledge that the Company has paid you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholding. You are entitled to these payments regardless of whether you sign this Agreement.

     3. CONSULTANCY. The Company agrees to retain you, and you agree to make yourself available and perform, as a consultant, beginning on the Separation Date.

         a. CONSULTING PERIOD. The Company will continue to retain you as a consultant until you obtain other regular and ongoing employment, or until February 28, 1998, whichever occurs earlier. "Regular and ongoing employment", as used in this subparagraph, refers to any arrangement in which you are an employee and not an independent contractor, without regard to the number of hours worked by you in any given period. You agree to notify the Company in writing at least ten (10) days before engaging in any such regular and ongoing employment, and you agree that your acceptance of such employment shall be subject to the restrictions set forth in Paragraph 4, below. The Company agrees to re-engage you as a consultant if any such other regular and ongoing employment accepted by you terminates within sixty (60) days of your acceptance of that employment, but no such re-engagement shall extend the duration of the Consulting Period beyond February 28, 1998. Acceptance of consulting engagements as an independent contractor, as defined by the Internal Revenue Service, shall not constitute "permanent and ongoing employment" for the purposes of this subparagraph 3(a). The Company may terminate the Consulting Period at any time for good cause, including, but not limited to, any breach by you of any provision of this Agreement.
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Gary A. Andersen
August 13, 1996
Page 2

         b. CONSULTING DUTIES. You agree that, while you are retained by the Company as a consultant, you will remain available to provide consulting in any area of your expertise upon request by a duly authorized officer of the Company. You agree to exercise the highest degree of professionalism and creative talents in performing consulting services for the Company. You further agree to openly support the Company and its management.

         c. CONSULTING FEES. During the Consulting Period, the Company agrees to pay you $12,917.00 per month, which equals the gross salary most recently paid you during your employment by the Company. The Company will no longer deduct or withhold any amount from your Consulting Fees for taxes, social security, or other payroll deductions, but will instead issue you a 1099 form with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for the payment of all employment taxes and any other taxes due and owing as a result of your Consulting Fees, and you hereby indemnify the Company and hold it harmless from any liability for any taxes, penalties, and interest which may be assessed by any taxing authority.

         d. PERFORMANCE BONUS. Within a reasonable period of time after the completion of the Company's final audited financial statements for fiscal year 1996, if the Company achieves its target corporate performance objectives, the Company agrees to pay you the same achievement percentage of your target bonus as the percentage of target bonus earned by and paid to Sam Densmore. A Schedule detailing the Company's 1996 Corporate Objective and Executive Bonus Plan is attached as Exhibit A. You will not receive a performance bonus for consulting work performed during fiscal years 1997 or 1998, unless the Company in its sole discretion elects to award you such a bonus.

     4. OTHER WORK ACTIVITIES. During the Consulting Period, you retain the right to engage in other consulting relationships in addition to your work for the Company. The Company agrees to make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it does not interfere with other activities in which you may engage.

         a. AGREEMENT NOT TO COMPETE. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period and for an additional one year after the last day of the Consulting Period, that you will not perform work for any business entity, or engage in any work activity which is in competition, or is preparing to compete, with the Company ("Competitive Activity"). "Competitive Activity" shall include any consulting engagement or employment with Thomson Microsonics SA, Sawtek, Inc., Anderson Laboratories, Inc., Dallas Semiconductor Corporation,

Gary A. Andersen
August 13, 1996
Page 3


Vectron Technologies Incorporated, Siemens Automotive AG, and their parent or subsidiary companies, or any company competing or preparing to compete with the Company in developing, manufacturing, or marketing components and modules based on Surface Acoustic Wave (SAW) technology for markets currently served by the Company, including low-power wireless communications, high-frequency timing, and telecommunications filters. However, you will be allowed to develop, manufacture, and market products using the types of components and modules marketed by the Company. You agree that, if you are in doubt as to whether a particular work activity may comprise Competitive Activity, you will obtain the written consent of the Company's Board of Directors, which will not be unreasonably withheld, before undertaking such work activity. For purposes of this paragraph, the holding of less than five percent (5%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph.

         b. AGREEMENT NOT TO SOLICIT. You agree that, during the Consulting Period and for two years after the last day of the Consulting Period, you will not, directly or indirectly, induce or attempt to induce any employee of the Company to accept employment or affiliation involving competitive work with another firm or corporation of which you are an employee, owner, partner, or consultant.

     5. HEALTH INSURANCE. During the Consulting Period defined above at Paragraph 3(a), you will continue in the Company's health care plan at your present level of enrollment. However, the Company will not deduct from your Consulting Fees any amount representing your contribution payment for health care benefits; instead, you agree to make your contribution payment directly to the Company each month. After your consulting relationship with the Company terminates, and to the extent permitted by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense. You will be provided with a separate notice of your COBRA rights.

     6. EQUITY. Please note that the share figures for the 1987, 1989 and 1993 option grants have been adjusted to reflect the 1:6 stock split effected in connection with the Company's initial public offering.

         a. DECEMBER 18, 1995 OPTION GRANT. As of the Separation Date, you hold an option to purchase 30,000 shares of the Company's common stock at an exercise price of $6.25 per share granted to you on December 18, 1995. A total of 3,750 shares have vested as of the Separation Date. In connection with the execution of this Agreement, the Company hereby
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Gary A. Andersen
August 13, 1996
Page 4



agrees to accelerate the vesting with respect to the remaining 26,250 shares subject to this option. You may exercise the option for some or all of the option shares until the date the option terminates (the "Termination Date"). The Termination Date shall be the later of: (i) thirty (30) days from the Separation Date or (ii) that period of time to exercise set forth in section 5(c) of the stock option agreement evidencing the option (the "Option Agreement") to the extent such exercise within thirty (30) days might result in liability under
Section 16 of the Securities Exchange Act of 1934. The option will terminate and cease to remain outstanding to the extent it is not exercised prior to the Termination Date. You acknowledge that you will remain bound by all of the terms, conditions and limitations of the Option Agreement and the Company's 1982 Amended and Restated Stock Option Plan (the "1982 Plan") to which your option is subject.

         b. NOVEMBER 18, 1993 OPTION GRANT. As of the Separation Date, you hold an option to purchase 20,833 shares of the Company's common stock at an exercise price of $4.50 per share granted to you on November 18, 1993. A total of 13,455 shares have vested as of the Separation Date. In connection with the execution of this Agreement, the Company hereby agrees to accelerate the vesting with respect to the remaining 7,378 shares subject to this option. You may exercise the option for some or all of the remaining option shares until the Termination Date, which shall be the later of: (i) three (3) months from the Separation Date or (ii) that period of time to exercise set forth in section 5(c) of the Option Agreement to the extent such exercise within three (3) month might result in liability under Section 16 of the Securities Exchange Act of 1934. The option will terminate and cease to remain outstanding to the extent it is not exercised prior to the Termination Date. You acknowledge that you will remain bound by all of the terms, conditions and limitations of the Option Agreement and the 1982 Plan to which your option is subject.

         c. DECEMBER 1, 1989 OPTION GRANT. As of the Separation Date, you hold an option to purchase 70,000 shares of the Company's common stock at an exercise price of $0.60 per share granted to you on December 1, 1989. This option is fully exercisable for all of the option shares, and will expire in accordance with its terms if not exercised prior to its Termination Date (see Section 5 of the Option Agreement). You acknowledge that you will remain bound by all of the terms, conditions and limitations of the Option Agreement and the option plan to which this option is subject.

         d. APRIL 30, 1987 OPTION GRANT. As of the Separation Date, you hold an option to purchase 19,167 shares under that 80,000-share option granted to you on April 30, 1987 at an exercise price of $0.60 per share. You acknowledge that you have previously exercised the option with respect to 60,833 of the 80,000 shares. The unexercised portion of this option is fully exercisable with respect to the remaining option shares. The unexercised portion
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Gary A. Andersen
August 13, 1996
Page 5



of this option will expire in accordance with its terms if not exercised prior to its Termination Date (see Section 5 of the Option Agreement). You acknowledge that you will remain bound by all of the terms, conditions and limitations of the Option Agreement and the option plan to which this option is subject.

         e. NOVEMBER 27, 1995 RESTRICTED STOCK BONUS. As of the Separation Date, you hold 10,000 shares of the Company's common stock pursuant to that Restricted Stock Bonus Agreement dated November 27, 1995 (the "Bonus Agreement"). No shares will be vested in accordance with the vesting schedule in section 5(a) of the Bonus Agreement as of the ninetieth (90th) day following the Separation Date. The Company hereby exercises its reacquisition right with respect to all 10,000 shares and shall instruct the Escrow Holder (as such term is defined in the Bonus Agreement) to release the certificate representing the 10,000 shares to the Company.

     You acknowledge that you have no other rights to vest in or acquire stock of the Company other than those rights enumerated in subparagraphs (a) through
(e) of this Paragraph 6.

     7. LOAN REPAYMENT. The Company acknowledges that you have repaid in full that certain Promissory Note, in the amount or $71,117.38, dated March 28, 1996 and executed by you and the Company.

     8. OUTPLACEMENT. The Company will provide you with outplacement services, including reimbursement for office services, telephone services, and outplacement counseling from the provider of your choice, upon your provision to the Company of invoices for such services, up to a total cap of $20,000.00.

     9. COMPUTER PURCHASE PROGRAM PARTICIPATION. The Company authorizes you to participate, during the Consulting Period defined above at Paragraph 3(a), in its Computer Purchase Program. Your payment for any obligation incurred by you under the Computer Purchase Program during the Consulting Period shall become due in full immediately upon the end of the Consulting Period defined above at Paragraph 3(a).

    10. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. Specifically, you acknowledge that, because you will no longer be an employee of the Company after the Separation Date, you will not be eligible to participate in the Company's 401(k) Plan. You acknowledge that, as of the Separation Date, your participation in the Company's Employee Stock Purchase Plan terminated, and any

Gary A. Andersen
August 13, 1996
Page 6


accumulated payroll deductions which have not been applied to the purchase of stock will be refunded to you as soon as reasonably practical.

    11. EXPENSE REIMBURSEMENTS. You acknowledge that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. In addition, during the Consulting Period defined above at Paragraph 3(a), the Company will reimburse you, upon your provision of proper documentation, for reasonable expenses actually incurred by you in the course of consulting services performed by you at the Company's request.

    12. RETURN OF COMPANY PROPERTY. By August 1, 1996, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

    13. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, both during and after your employment, not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.

    14. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

    15. NONDISPARAGEMENT. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any

Gary A. Andersen
August 13, 1996
Page 7


manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

    16. RELEASE. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit C.

    17. CONFIDENTIAL ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise in connection with the Agreement, you and the Company agree that any and all disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement, shall be resolved by final and binding confidential arbitration held in Dallas, Texas thorough the American Arbitration Association, under its then-existing Rules and Procedures. Any such arbitration shall be conducted in the utmost secrecy. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

    18. MISCELLANEOUS. This Agreement, including Exhibits A, B, and C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within Texas.

Gary A. Andersen
August 13, 1996
Page 8


     If this Agreement is acceptable to you, please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

     I wish you luck in your future endeavors.

                                    Sincerely,

                                    RF MONOLITHICS, INC.

                              By:    /s/ Sam L. Densmore
                                    --------------------------------
                                         SAM L. DENSMORE
                                         CHIEF EXECUTIVE OFFICER


Exhibit A - Schedule: 1996 Corporate Objective and Executive Bonus Plan Exhibit B - Proprietary Information and Inventions Agreement
Exhibit C - Employee Agreement and Release


                                    AGREED:

                                       /s/ Gary A. Andersen
                                      ------------------------------
                                          GARY A. ANDERSEN

                                   EXHIBIT C
                       EMPLOYMENT AGREEMENT AND RELEASE


     Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the Texas Commission on Human Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

     In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of Texas or any other jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

                                        By: /s/ Gary Andersen
                                           ----------------------------
                                                  GARY A. ANDERSEN

                                        Date:    August 13, 1996
                                              --------------------------